Exhibit 99.1

Erie Indemnity Company Announces New Technology Strategy

ERIE, PA APRIL 17, 2006 — Erie Indemnity Company (Nasdaq: ERIE) reported today that the company would cease development of ERIEConnection, a personal lines policy administration and Web-based agency interface system. As a result, the Company will incur a charge to net income of about $1.3 million or $.02 per share. The charge will be recognized in the quarter ended March 31, 2006. The company will now focus on a strategy to surround current systems with component based enhancements for policy management and agency communications while continuing plans to deploy the initial version of a Web-based system for commercial business in May.

The decision follows an exhaustive analysis that began in December and included internal and external proposals. The analysis confirmed that a new direction was necessary to support the needs of the organization, according to Jeff Ludrof, president and chief executive officer.

“Technology is critical to our organization, in providing day-to-day services to policyholders and agents and to our ability to support our strategy moving forward,” said Ludrof. “Unfortunately, it was clear that ERIEConnection would not meet our needs and the needs of our Agents, therefore we have decided to move in another direction. Developments in the insurance technology area in recent years offer new opportunities that didn’t exist when we began our eCommerce initiative in 2001.”

The company is considering a number of initiatives to strengthen its policy administration system through using a combination of custom build outs and external components – an approach that has proven successful in the U.S. property/casualty market. In addition, ERIE will continue to enhance its agency interface with multiple changes planned for 2006 and begin deployment in May of a new Web-based system to support commercial business.

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“Our approach now is evolutionary – one that will be marked by incremental milestones so our agents and employees benefit from enhancements sooner,” said Ludrof. “I have great confidence in our IT professionals and in the ERIE as we move forward with this strategy.”

Erie Indemnity Company provides management services to the member companies of the Erie Insurance Group, which includes the Erie Insurance Exchange, Flagship City Insurance Company, Erie Insurance Company, Erie Insurance Property and Casualty Company, Erie Insurance Company of New York and Erie Family Life Insurance Company.

According to A.M. Best Company, Erie Insurance Group, based in Erie, Pennsylvania, is the 15th largest automobile insurer in the United States based on direct premiums written and the 22nd largest property/casualty insurer in the United States based on total lines net premium written. The Group, rated A+ (Superior) by A.M. Best Company, has almost 3.8 million policies in force and operates in 11 states and the District of Columbia. Erie Insurance Group ranked 421 on the FORTUNE 500 and Erie Indemnity Company is included in Forbes Magazine’s PLATINUM 400 list of the best-managed companies in America.